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                                                                     EXHIBIT 12

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)


                                                           1997       1996       1995       1994      1993
                                                          -------    -------    -------    -------   -------
Earnings as defined:
  Income from continuing operations before
    provision for income taxes and minority
    interest ..........................................   $ 181.9    $ 214.4    $ 105.9    $  80.9   $ 156.2
  Fixed charges .......................................      64.7       63.1       65.7       59.6      54.9
  Capitalized interest included in fixed charges ......      (7.4)      (1.3)      (1.7)        --      (2.8)
  Amortization of capitalized interest ................       2.4        2.1        2.5        2.5       2.4
                                                          -------    -------    -------    -------   -------
          Total .......................................   $ 241.6    $ 279.1    $ 172.4    $ 143.0   $ 210.7
                                                          =======    =======    =======    =======   =======

Fixed charges as defined:
  Interest and debt expense (includes
    amortization of debt expense and
    discount) .........................................   $  52.0    $  57.5    $  58.4    $  53.5   $  46.7
  Capitalized interest ................................       7.4        1.3        1.7         --       2.8
  Portion of rentals representative of the interest
    factor ............................................       5.3        5.1        5.6        6.1       5.4
                                                          -------    -------    -------    -------   -------

          Total .......................................   $  64.7    $  63.9    $  65.7    $  59.6   $  54.9
                                                          =======    =======    =======    =======   =======


Ratio of earnings to fixed charges ....................       3.7        4.4        2.6        2.4       3.8
                                                          =======    =======    =======    =======   =======